Exhibit 99.1

ONI BioPharma Appoints New Chief Operational Officer

ALACHUA, FL (July 1, 2008) – ONI BioPharma Inc. (AMEX: ONI), a biopharmaceutical company, today announced that David B. Hirsch has been appointed to Chief Operating Officer and Chief Financial Officer to succeed Dorothy Delfino, who is retiring from the Company. Mr. Hirsch began working for the company as a consultant in April of this year and joined the Company as a full-time employee in May. Ms. Delfino will remain with the Company on a consultant basis.

Prior to joining ONI BioPharma, Mr. Hirsch operated a boutique legal and consulting practice with a focus on financing and advising emerging technology companies. Prior to starting his own firm, he was a Manager in the Restructuring Group at Deloitte and Touche, LLP in San Francisco, California and an associate at a The Cottonwood Group, a venture capital firm in San Mateo, California. He holds a MSIA (MBA) from the Tepper School of Business at Carnegie Mellon University, a JD from Drake University Law School and a BA in Economics from Indiana University. Mr. Hirsch is also a licensed attorney in Florida and Indiana.

Mr. Stanley Stein, the Company’s President and Chief Executive Officer stated, “We are certainly excited about having David join us. His breadth of experience in marketing, operations and finance will be very valuable to ONI BioPharma.”

About ONI BioPharma Inc.

ONI BioPharma Inc. (Oragenics, Inc. d/b/a/ ONI BioPharma, Inc.) is a biopharmaceutical company with a pipeline of unique proprietary technologies, some of which are being commercialized. The Company also has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases, diagnostics, and oral health. The Company has developed platform technologies with respect to its products, thereby creating a pipeline of future products, which the Company expects to develop.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect ONI BioPharma’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

ONI BioPharma, Inc.

Stanley B. Stein, 386-418-4018 X222

www.oragenics.com